Exhibit 2.2

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(2). Such excluded information is not material and would likely cause competitive harm if disclosed.

EXECUTION VERSION

August 30, 2019

SOR PORT Holdings, LLC

c/o KBS Strategic Opportunity REIT, Inc.

11150 Santa Monica Blvd

Suite 400

Los Angeles, CA 90025

Attention:	Keith Hall, CEO

Peter McMillan, Chairman

Ladies and Gentlemen:

This letter agreement sets forth the commitment of KBS Strategic Opportunity REIT, Inc., a Maryland corporation (the “Sponsor”), subject to the terms and conditions contained herein, to purchase, or cause the purchase of, directly or indirectly, equity securities of interests of SOR PORT HOLDINGS, LLC, a Maryland limited liability company (“Parent”). Reference is made to that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Parent, SOR PORT, LLC, a Maryland limited liability company (“Merger Sub”), and Reven Housing REIT, Inc., a Maryland corporation (the “Company”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement.

1.    Commitment. The Sponsor hereby commits, subject to the terms and conditions set forth herein, that at or prior to the Closing, it shall purchase, or cause the purchase of, equity securities of Parent for a maximum amount equal to the sum of (a) US$56,849,495.55 plus (b) if applicable, the excess amount by which the Available Cash amount (as finally determined pursuant to Section 2.1 of the Merger Agreement) exceeds the Target Cash Amount, plus (c) all costs and expenses required to be paid by Parent in connection with the Merger and the other Transactions (such sum, the “Commitment”), which amount shall be used by Parent solely for the purpose of allowing Parent to fund, to the extent necessary, the amounts payable by Parent on or before the Effective Time pursuant to, and in accordance with, the Merger Agreement, on the terms and subject to the conditions of the Merger Agreement, and related costs and expenses of Parent; provided, that the Sponsor shall not, under any circumstances, be obligated to contribute to Parent at any time more than the amount of the Commitment. The Sponsor may affect the purchase of such equity securities of Parent directly or indirectly through one or more affiliated entities; provided, that no such action shall reduce the amount of the Commitment or otherwise relieve the Sponsor of its obligations under this letter agreement. The amount of the Commitment to be funded under this letter agreement may be reduced solely to the extent that Parent does not require all of the Commitment to pay the amounts payable by Parent on or before the Effective Time of the Merger pursuant to, and in accordance with, the terms and conditions of the Merger Agreement and any related costs and expenses of Parent, provided that until this letter agreement is terminated in accordance with Section 12 hereof, the Sponsor shall remain committed hereunder to fund the entire amount of the Commitment. The Commitment will be funded by the Sponsor to Parent only upon the satisfaction of the conditions set forth in Section 2 hereof and only for the uses described above, and the Commitment shall not be payable at any other time, under any other circumstance or for any other purpose. In the event that the Sponsor has funded or has caused the funding of the Commitment and the Merger Agreement terminates without the Closing having occurred, unless otherwise agreed between Sponsor and Parent, Parent shall promptly return the Commitment in full to the Sponsor by wire transfer of immediately available funds to an account designated in writing by the Sponsor to Parent.

2.    Conditions. The Sponsor’s obligation to fund the Commitment shall be subject to the following conditions: (a) the satisfaction, or waiver by Parent, of each of the conditions to Parent’s obligations to consummate the transactions as set forth in Sections 6.1 and 6.2 of the Merger Agreement (other than those conditions that by their nature are to be satisfied at the Closing), and (b) the substantially concurrent consummation of the Merger in accordance with the terms of the Merger Agreement.

3.    Parent Termination Commitment. Subject to the terms and conditions set forth in this Section 3, the Sponsor hereby commits, upon the termination of the Merger Agreement pursuant to Section 7.3(a) or 7.3(c) thereof, to fund to Parent, by wire-transfer of immediately available funds, the payment obligations of Parent with respect to the Company’s damages (as determined by a court of competent jurisdiction in a final, non-appealable Order) and its reasonable and documented costs and expenses (including reasonable attorneys’ fees and disbursements) incurred to enforce the Company’s rights pursuant to, and in accordance with, Section 8.5 of the Merger Agreement (the “Parent Termination Commitment”), which amount shall be used by Parent solely for the purpose of allowing Parent to fund, to the extent necessary, such amounts pursuant to, and in accordance with, the Merger Agreement, on the terms and subject to the conditions of the Merger Agreement; provided, that the Sponsor shall not, under any circumstances, be obligated under this Section 3 to contribute to Parent at any time any amounts in excess of [***] in the aggregate.

4.    Enforceability. This letter agreement may only be enforced by Parent or, solely to the extent expressly set forth in the following proviso with respect to the Commitment or, as applicable, the Parent Termination Commitment, the Company, and nothing in this letter agreement, expressed or implied, shall be construed to confer upon or give any other Person (including any creditor of the Company or of Parent or Merger Sub), other than Parent, any rights to enforce or cause Parent to enforce the Commitment, the Parent Termination Commitment or any other provisions of this letter agreement; provided, however, that, subject to the terms and conditions of the Merger Agreement, including without limitation, Section 8.5 thereof, the Company is hereby made an intended third-party beneficiary of the rights granted to Parent hereby solely for the purpose of seeking through an action of specific performance of the Sponsor’s obligation to fund the Commitment (if the Company is entitled to specific performance pursuant to (and subject to the terms and conditions of) Section 8.5 of the Merger Agreement) or the Parent Termination Commitment, as applicable, hereunder (solely to the extent that Parent can enforce the Commitment or the Parent Termination Commitment, as applicable, pursuant to the terms hereof) and for no other purpose. Any exercise by the Company of such third-party beneficiary rights is subject to the Company’s unqualified acceptance of, and agreement to comply with, the provisions of this letter agreement.

5.    No Modification; Entire Agreement. This letter agreement may not be amended or otherwise modified without the prior written consent of Parent, the Sponsor and the Company. This letter agreement and the Merger Agreement constitute the sole agreement of the parties with respect to the subject matter hereof, and supersede all prior agreements, understandings and statements, written or oral, between the Sponsor or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, with respect to the transactions contemplated hereby.

6.    Assignment. Except as expressly permitted in Section 1, this letter agreement and the Sponsor’s Commitment and the Parent Termination Commitment hereunder shall not be assignable to any other Person, and no transfer of any rights or obligations hereunder, including by operation of law or otherwise, shall be permitted, without the prior written consent of the parties hereto and the Company, and any attempted assignment without such consent shall be null and void and of no force and effect, except that (a) the Company’s consent shall not be required for any assignment by operation of Law as a result of any merger, combination or similar transaction involving the Sponsor and (b) the Sponsor may assign all or a portion of its obligation to fund the Commitment and the Parent Termination Commitment, as applicable, to one or more of its Affiliates (other than Parent or any subsidiary thereof), provided, however, that no such assignment by the Sponsor shall relieve the Sponsor from any of its obligations hereunder.

7.    Governing Law; Waiver of Jury Trial. Section 8.5(a)-(b) of the Merger Agreement is incorporated herein by reference, mutatis mutandis.

8.    Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by e-mail (with confirmation of receipt) or overnight courier:

If to Parent:

SOR PORT Holdings, LLC

c/o KBS Strategic Opportunity REIT, Inc.

11150 Santa Monica Blvd

Suite 400

Los Angeles, CA 90025

Attention:	Keith Hall, CEO
Peter McMillan, Chairman
Email:	khall@pac-oak.com
pmcmillan@pac-oak.com

With copies to:

DLA Piper LLP (US)

4141 Parklake Avenue, Suite 300

Raleigh, NC 27612-2350

Attention:	Robert H. Bergdolt

Penny J. Minna

Email:	rob.bergdolt@dlapiper.com

penny.minna@dlapiper.com

If to the Sponsor:

KBS Strategic Opportunity REIT, Inc.

11150 Santa Monica Blvd

Suite 400

Los Angeles, CA 90025

Attention:	Keith Hall, CEO
Peter McMillan, Chairman
Email:	khall@pac-oak.com
pmcmillan@pac-oak.com

With a copy to:

DLA Piper LLP (US)

4141 Parklake Avenue, Suite 300

Raleigh, NC 27612-2350

Attention:	Robert H. Bergdolt

Penny J. Minna

Email:	rob.bergdolt@dlapiper.com

penny.minna@dlapiper.com

9.    Counterparts. This letter agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. This letter agreement and any signed agreement or instrument entered into in connection with this letter agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by email delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

10.    No Third-Party Beneficiaries. Except to the extent expressly set forth in Section 4, the parties hereto hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto and its successors and permitted assigns, in accordance with and subject to the terms of this letter agreement, and this letter agreement is not intended to, and does not, confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder or any rights to enforce the Commitment or the Parent Termination Commitment, as applicable, or any provision of this letter agreement; provided, however, that any Sponsor Affiliate is an express, intended third party beneficiary of the provisions of Section 13 hereof and may rely on and enforce such provisions.

11.    Confidentiality. This letter agreement shall be treated as confidential and is being provided to Parent solely in connection with the Merger. This letter agreement may not be used, circulated, quoted or otherwise referred to in any document (other than the Merger Agreement), except with the prior written consent of the Sponsor and Parent; provided, however, that the Sponsor, Parent and the Company may disclose the existence of this letter agreement to the extent required by applicable Law, regulation, stock exchange rule or legal process or to each party’s respective Affiliates, officers, directors, employees, advisors, representatives, auditors, agents and financing sources; and provided, further, that the Company may disclose the existence or content of this letter agreement, to the extent required by the applicable SEC rules, in the Information Statement or any report required to be filed by the Company with the SEC in connection with the execution and delivery of the Merger Agreement or the consummation of the Merger and the other Transactions.

12.    Termination. This letter agreement and all obligations of the Sponsor to fund, or cause to be funded, the Commitment or the Parent Termination Commitment, as applicable, will terminate automatically and immediately, without any further action by any party hereto, upon the earliest to occur of (a) the consummation of the Merger in accordance with the terms of the Merger Agreement, (b) the payment of the Company Termination Payment pursuant to, and in accordance with, the Merger Agreement, on the terms and subject to the conditions of the Merger Agreement, and (c) the termination of the Merger Agreement (other than a termination of the Merger Agreement pursuant to Sections 7.3(a) or 7.3(c)) in accordance with its terms (provided, that for the avoidance of doubt, any purported termination of the Merger Agreement that is not a valid termination shall not give rise to a termination of this letter agreement pursuant to this Section 12).

13.    No Recourse. Notwithstanding anything that may be expressed or implied in this letter agreement, or any document or instrument delivered contemporaneously herewith, by its acceptance of the benefits of this letter agreement, Parent acknowledges and agrees that no Person other than the Sponsor (and any assignee permitted in accordance with Section 6 hereof) has any obligation hereunder or, except for Parent and Merger Sub, in connection with the transactions contemplated hereby and that, notwithstanding that the Sponsor (or any assignee permitted in accordance with Section 6 hereof) may be a limited partnership, limited liability company or statutory trust, no Person has any right of recovery under this letter agreement against, and no recourse under this letter agreement or under any document or instrument contemporaneously delivered herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith, shall be had against, any former, current or future equity holders, controlling Persons, directors, officers, employees, Affiliates, members, managers or general or limited partners of the Sponsor, or any former, current or future equity holder, controlling Person, director, officer, employee, general or limited partner, member, manager or Affiliate of any of the foregoing (collectively, but not including Parent, Merger Sub, the Sponsor or any assignee permitted in accordance with Section 6 hereof, the “Sponsor Affiliates”), whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by or through a claim by or on behalf of Parent against any Sponsor Affiliate, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or other applicable law, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Sponsor Affiliate, as such, for any obligation of the Sponsor under this letter agreement or the transactions contemplated hereby, under any documents or instruments delivered in connection herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation.

Parent further agrees that neither it nor any of its Affiliates shall have any right of recovery against the Sponsor or the Sponsor Affiliates, whether by piercing of the corporate, limited partnership or limited liability company veil, by a claim on behalf of Parent against the

Sponsor or the Sponsor Affiliates, or otherwise, except for Parent’s right to be capitalized by the Sponsor under and to the extent provided in this letter agreement and subject to the terms and conditions hereof. Parent hereby covenants and agrees that it shall not institute, and shall cause its controlled Affiliates not to institute, any proceeding or bring any other claim (whether in tort, contract or otherwise) arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, or in respect of any oral representations made or alleged to be made in connection therewith, against the Sponsor or the Sponsor Affiliate except for claims solely against the Sponsor under this letter agreement.

14.    Relationship/Liability. Each party hereto acknowledges and agrees that (a) this letter agreement is not intended to, and does not, create any agency, partnership, fiduciary or joint venture relationship between or among any of the parties hereto and neither this letter agreement nor any other document or agreement entered into by any party hereto relating to the subject matter hereof shall be construed to suggest otherwise and (b) the obligations of the Sponsor under this letter agreement are solely contractual in nature.

15.    Severability. Any term or provision of this letter agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction; provided, however, that this letter agreement may not be enforced without giving effect to the provisions of Section 13 hereof. No party hereto shall assert, and each party hereto shall cause its respective Affiliates not to assert, that this letter agreement or any part hereof is invalid, illegal or unenforceable.

16.    Representations and Warranties. The Sponsor hereby represents and warrants that (a) it has the financial capacity to fulfill its Commitment and the Parent Termination Commitment under this letter agreement, and that all funds necessary for the Sponsor to fulfill its Commitment and the Parent Termination Commitment under this letter agreement shall be available or otherwise irrevocably committed to the Sponsor for so long as this letter agreement shall remain in effect in accordance with Section 12 hereof; (b) to the extent (if any) that its governing documents limit the amount it may commit to any one investment, the amount of the Commitment and the Parent Termination Commitment hereunder is less than the maximum amount that it is permitted to invest in any one investment pursuant to the terms of such governing documents; (c) it has the requisite power and authority to enter into and deliver this letter and to perform its obligations hereunder; and (d) this letter has been duly and validly executed and delivered by the Sponsor and constitutes the valid and binding agreement of the Sponsor, enforceable against the Sponsor in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

[Signatures on following page]

Very truly yours,

KBS Strategic Opportunity REIT, Inc.

By:	/s/ Peter McMillan
Name: Peter McMillan
Title: Chairman and President

Agreed to and accepted as of the date first written above:

SOR PORT Holdings, LLC

SOR PORT Holdings, LLC
By: SOR X ACQUISITION III, LLC, as Sole Member
By: KBS SOR EQUITY HOLDINGS X LLC, a Delaware limited liability company, its sole member
By: KBS SOR (BVI) HOLDINGS, LTD., a British Virgin Islands company limited by shares, its sole member
By: KBS STRATEGIC OPPORTUNITY LIMITED PARTNERSHIP, a Delaware limited partnership, its sole shareholder
By: KBS STRATEGIC OPPORTUNITY REIT, INC., a Maryland corporation, its sole general partner

By:	/s/ Peter McMillan
Name:	Peter McMillan
Title:	Chairman and President

[Signature to Equity Commitment Letter]